Exhibit 10.19

RELEASE AND SETTLEMENT AGREEMENT

This Release and Settlement Agreement (“Settlement Agreement”) is made by and between US LEC Corp., US LEC Communications Inc., US LEC of Alabama Inc., US LEC of Florida Inc., US LEC of Georgia Inc., US LEC of Maryland Inc., US LEC of North Carolina Inc., US LEC of South Carolina Inc., US LEC of Pennsylvania Inc., US LEC of Tennessee Inc., and US LEC of Virginia LLC (collectively, “US LEC”) and Qwest Communications Corporation (“Qwest”). US LEC and Qwest are referred to herein individually as a “Party,” or collectively as the “Parties.” The Parties enter into this Settlement Agreement on this 4th day of August, 2006.

RECITALS

WHEREAS, disputes have arisen between US LEC and Qwest regarding charges billed by US LEC to Qwest for wireless-originated interstate and intrastate toll free (8YY) traffic (“Wireless-Originated 8YY Traffic”) (the disputes referred to hereafter as the “Wireless Access Dispute”) that were included in invoices issued by US LEC for switched access services (“Switched Access Traffic”)

WHEREAS, Qwest contends that through usage periods ending June 30 2006, US LEC billed Qwest approximately [***] in disputed charges for Wireless-Originated 8YY Traffic (the “Wireless Access Charges”);

WHEREAS, through usage periods ending June 30, 2006, Qwest contends that Qwest withheld approximately [***] for charges by US LEC (excluding late payment charges) for Wireless-Originated 8YY Traffic, and US LEC does not agree (the “Withheld Payments”). Between October 2003 and April 2006, Qwest also contends that Qwest withheld approximately [***] in late payment charges assessed by US LEC on the Withheld Payments, and US LEC does not agree (the “Late Payment Charges”). The Withheld Payments plus all Late Payment Charges related to the Withheld Payments shall be referred to hereafter as the “Disputed Withholdings”;

WHEREAS, in June 2004, Qwest commenced a lawsuit in the District Court, City and County of Denver, Colorado, Case No. 04-CV-4507 (filed June 14, 2004), concerning the Wireless Access Dispute and the Wireless Access Charges (the “Colorado Lawsuit”);

WHEREAS, US LEC removed the Colorado Lawsuit to the Federal District Court for the District of Colorado, and the Colorado Lawsuit (Civil Action No. 04-K-1447) was dismissed on June 6, 2005;

WHEREAS, in January 2005, US LEC commenced a lawsuit in the United States District Court for the Western District of North Carolina, Civil Action No. 3:05-CV-11-MU (filed January 11, 2005), concerning the Switched Access Traffic Invoices, which included the Wireless Access Dispute and the Withheld Payments (the “North Carolina Lawsuit”);

[***]	These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

CONFIDENTIAL TREATMENT

WHEREAS, Qwest filed counterclaims against US LEC in the North Carolina Lawsuit concerning the Wireless Access Dispute and the Wireless Access Charges;

WHEREAS, the Parties desire to avoid the uncertainties, risks and expenses attendant in the North Carolina Lawsuit, and to settle and release claims related to the Wireless Access Dispute, the Wireless-Originated 8YY Traffic, the Withheld Payments, and the Wireless Access Charges (collectively “the Claims”), as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants provided herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Waiver of Withheld Payments and Late Payment Charges

In resolution of all disputes regarding the Disputed Withholdings, US LEC and Qwest mutually agree that US LEC shall forgive and permanently waive any right to collect the Disputed Withholdings, and US LEC will take the actions necessary to credit Qwest’s accounts to implement the Settlement Agreement.

2.	Execution of New Wholesale Services Agreement

Simultaneously with the execution of this Settlement Agreement, the Parties shall execute a new Wholesale Services Agreement (“WSA”) in the form attached hereto as Exhibit 1.

3.	Consideration

In resolution of all disputes regarding the Wireless Access Charges and other written disputes submitted by Qwest prior to August 4, 2006 in connection with the Switched Access Traffic Invoices not relating to Wireless Access Charges, US LEC and Qwest mutually agree that:

a. US LEC shall pay Qwest Three Million Dollars ($3,000,000) (the “Settlement Payment”). The Settlement Payment shall be payable by US LEC to Qwest as set forth in Paragraph 3.f, below.

b. US LEC agrees to purchase services from Qwest in the total amount of Twenty Five Million Two Hundred Thousand Dollars ($25,200,000) under the terms and conditions of the new WSA (the “Purchase Commitment”). In accordance with the terms and conditions of the WSA, the Parties agree that should US LEC fulfill the Purchase Commitment prior to the end of the Purchase Commitment Period, then any obligations hereunder with respect to the Purchase Commitment will be deemed satisfied. US LEC agrees that any shortfall or deficiency in purchases as required under the Purchase Commitment will require a cash payment (the “Deficiency Charge”) of a proportionate amount of the “Liquidated Settlement Value.” The parties agree that the Liquidated Settlement Value of this Purchase Commitment is [***] and that the sum of all purchases under the Purchase Commitment is

[***]	These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

deemed to provide marginal value to Qwest equal to the Liquidated Settlement Value. The means and method of calculating such alternative cash payments are described in paragraphs 3.4(a) through 3.4(d) of the Purchase Commitment, and are incorporated herein by reference. The Parties agree that the Purchase Commitment and Deficiency Charge of Liquidated Settlement Value are alternative means of meeting US LEC’s obligations under this paragraph, and that the Liquidated Settlement Value is not a penalty.

c. Commencing with the usage period beginning July 1, 2006, Qwest agrees to pay US LEC for intrastate wireless-originated 8YY traffic in accordance with the terms set forth in the Intrastate Wireless-Originated 8YY Services Settlement Agreement between Qwest and US LEC, dated August 4, 2006.

d. Commencing with the usage period beginning July 1, 2006, Qwest agrees to pay US LEC in the ordinary course of business for all Switched Access Traffic that is not governed by the terms of the Intrastate Wireless-Originated 8YY Services Settlement Agreement between Qwest and US LEC pursuant to the rates, terms and conditions of US LEC’s applicable Federal or state tariff or price list on file with the applicable regulatory agency as of the effective date of the Settlement Agreement, and as from time to time revised by US LEC. Notwithstanding anything in this Settlement Agreement to the contrary, Qwest retains all rights to dispute US LEC’s charges for such Switched Access Traffic under the applicable US LEC tariff, federal and state law, and federal and state regulatory rules and procedures.

e. The Parties acknowledge and agree that the settlement terms contained in Paragraphs 2, 3.a, 3.b, 3.c and 3.d, together with the waiver of the Disputed Withholdings pursuant to Paragraph 1, constitutes the full and final settlement of the Wireless Access Dispute.

f. No later than ten business days from the date on which the last Party executes the Settlement Agreement US LEC shall pay Qwest the Settlement Payment by wire transfer to:

[***]

4.	Dismissal With Prejudice

Within five business days after the Settlement Payment described in Paragraph 3.a above is made, the Parties shall file a Stipulated Motion to Dismiss the North Carolina Lawsuit, with prejudice, with each Party to pay its own costs and attorney’s fees.

5.	Limited Mutual Release

For and in consideration of the performance by the Parties of their obligations under this Settlement Agreement, the other agreements identified in paragraph 3, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, US LEC on the one hand, and Qwest on the other hand, for themselves and their parent companies, subsidiaries, owners, affiliates, predecessors, successors, shareholders, partners, principals, insurers and assigns and their past, present and future employees, officers, directors, attorneys, agents and representatives do hereby absolutely, unconditionally, completely, and without

[***]	These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

reservation, release each other and their parent companies, subsidiaries, owners, affiliates, predecessors, successors, shareholders, partners, principals, insurers and assigns and their past, present and future employees, officers, directors, attorneys, agents and representatives from and against each and every past, present and future action, claim, demand, charge, invoice, complaint, petition, right, liability, damage, loss, expense, obligation, potential action, cause of action, suit, judgment, offset, or decree in controversy of any kind and nature whatsoever, at law, in equity or otherwise, whether known or unknown, foreseen or unforeseeable, discoverable or undiscoverable, or certain or contingent, that has arisen or might arise in connection with or relating to the Claims, and from and against each and every past and present action, claim, demand, charge invoice, complaint petition, right, liability, damage, loss, obligation, cause of action, suit judgment, offset or decree in controversy of any kind and nature whatsoever, at law, in equity or otherwise, if known by both Parties and submitted in writing by Qwest as of the date of this Agreement, that has arisen in connection with or relating to the Switched Access Traffic Invoices. This Limited Mutual Release shall not be deemed to be a release of any other past or future claims US LEC or Qwest may have against one another except as expressly provided herein.

6.	Protection in Bankruptcy

For purposes of this Settlement Agreement and corresponding agreements, including the Intrastate Wireless-Originated 8YY Services Settlement Agreement and the WSA, the Parties stipulate that the total amount of Wireless Access Charges related to the Wireless Dispute is [***] (without prejudgment interest and attorney’s fees). The Parties further agree that this Settlement Agreement is a compromise of each Party’s claim against the other for Wireless-Originated 8YY Traffic and that the Settlement Agreement is made in consideration for prompt payment to Qwest and dismissal of the North Carolina Lawsuit. In the event that there is an Insolvency Event (defined as either (a) if all or a portion of the Settlement Payment or Disputed Withholdings are subsequently invalidated, set aside or required to be repaid or turned over to a trustee, receiver, debtor in possession, creditors’ committee or any other person or entity under any insolvency, bankruptcy, or any state or federal insolvency proceeding or case filed by or against US LEC, including, without limitation, a case under Chapter 7 or 11 of Title 11 of the United States Code; or (b) if a claim is made against Qwest for all or a portion of the Settlement Payment or Disputed Withholdings in connection with a case under Chapter 7 or 11 of Title 11 of the United States Code), the Settlement Payment shall be deemed to have not been made under this Settlement Agreement and the releases granted by Qwest the Parties shall be deemed null, void, invalid and unenforceable. In the case of any Insolvency Event, Qwest shall be entitled to file a claim for the entire amount of Wireless Access Charges related to the Wireless Dispute, as identified in this Section, less any portion of the Settlement Payment or the Disputed Withholdings which Qwest is allowed to retain (i.e., which has not been invalidated, set aside or required to be repaid or turned over to a trustee, receiver, etc.) for Wireless-Originated 8YY Traffic or the Liquidated Settlement Value (or Deficiency Charge) of the Purchase Commitment that Qwest is allowed to retain (and any prejudgment interest and attorney’s fees, which may be available to Qwest under applicable law), as well as any other claim Qwest may have and shall have all rights and remedies in connection with such claims as if this Settlement Agreement had not been entered into. The Parties agree that if there is an Insolvency Event, the filing date of

[***]	These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

any revived Qwest claim shall be deemed to relate back to the filing of the Colorado and North Carolina lawsuits and US LEC shall waive any defense or avoidance based on statute of limitations, laches or other principle concerning the timeliness of the revived claim except for those defenses that US LEC may have had at the time it filed the North Carolina lawsuit. In the case that the release granted to Qwest is deemed null, void, invalid or unenforceable by a court of competent jurisdiction, then US LEC is entitled to terminate, without penalty, the WSA and the Intrastate Wireless-Originated 8YY Services Agreement upon 30-day notice to Qwest.

7.	Confidentiality

The Parties understand and agree that the terms and conditions of this Settlement Agreement are confidential as between the Parties (“Confidential Information”). The Parties agree to maintain in confidence and protect from unauthorized disclosure all Confidential Information, except to the extent that a proposed disclosure by a party of any such Confidential Information is authorized in advance by the other party, or is required by law or legal process, or is necessary in any legal proceeding establishing rights and obligations under this Settlement Agreement; provided that this provision shall not preclude either party from disclosing Confidential Information to the officers, directors, or employees of a party or to a party’s agents including, without limitation, its attorneys, accountants, consultants, billing vendors, brokers, lenders, insurance carriers, or bona fide prospective purchasers who have a need to know and specifically agree to be bound by the terms of this Settlement Agreement. Notwithstanding any other provision of this Settlement Agreement, a Party may file or otherwise disclose this Settlement Agreement or portion thereof with any governmental person or body to the extent required by law, provided that such Party shall do so only to the extent necessary (in whole or in part) and shall take all reasonable steps otherwise to preserve the confidentiality of this Settlement Agreement, including where appropriate disclosure under seal. Either Party may issue a press release regarding this Settlement Agreement, provided, however, that any such press release is limited to information required to be disclosed by law, including, but not limited to, that may include any information that may be required to be included in any filing with the Securities and Exchange Commission by the securities laws as their respective securities advisors may advise. Notwithstanding anything to the contrary contained herein, nothing in this Settlement Agreement shall bar US LEC or Qwest from pursuing regulatory actions in connection with ongoing business operations, tariffs, rates for services, or other business activities or from objecting to or otherwise opposing any order, ruling, directive or other relief from any regulatory agency (other than Claims settled under this Settlement Agreement). The Parties further agree that if they receive a subpoena, summons or request to reveal this confidential information, then the Party shall promptly notify the other Party of the subpoena, summons, or request.

8.	No Admission of Liability or Wrongdoing

Nothing in this Settlement Agreement shall constitute or be construed as an admission of liability on behalf of any of the Parties as to the validity of any of the claims, defenses, or allegations made against the other, or shall be admissible in any court, administrative agency, or tribunal for any purpose whatsoever, with the sole exception of any proceeding to enforce or interpret the terms of this Settlement Agreement.

9.	Representations and Warranties

Each Party represents and warrants to the other that: (i) it is duly incorporated, validly existing and in good standing under the laws of its state of formation; (ii) it has formal power and actual authority to execute, deliver and perform the provisions of this Settlement Agreement and all such action has been duly and validly authorized by all necessary proceedings on its part; (iii) the person signing the Settlement Agreement on behalf of the Party has the authority to bind the Party and this Settlement Agreement has been duly and validly executed by it and constitutes a legal, valid, and binding obligation of it, enforceable in accordance with the terms of this Settlement Agreement; and (iv) neither the execution and delivery of this Settlement Agreement nor the consummation of the transactions contemplated in this Settlement Agreement, nor the performance of or compliance with the terms and conditions of this Settlement Agreement, will violate any law or court order applicable to such Party.

10.	Voluntarily Entered

Each Party represents and warrants that this Settlement Agreement is fair and is executed voluntarily by such Party with full knowledge of the consequences and implications of the obligations contained herein. Each Party also represents and warrants that such Party has had the opportunity to be represented by counsel of its choice throughout the negotiations which preceded the execution of this Settlement Agreement, and in connection with the preparation and execution of this Settlement Agreement, and that each Party has carefully and thoroughly reviewed this Settlement Agreement in its entirety.

11.	Binding Effect

The terms and conditions contained in this Settlement Agreement shall inure to the benefit of, and be binding upon, the respective successors, assigns, insurers, heirs, survivors, and personal representatives of the Parties.

12.	Governing Law

This Settlement Agreement shall be construed under the substantive laws of the State of Delaware, without regard to its choice of law rules.

Notice

Notices under this Settlement Agreement will be effective upon actual receipt and shall be delivered by a nationally recognized overnight courier, or by facsimile, to the addresses listed below for each Party, or to such other addresses as any Party may subsequently designate in writing.

If to Qwest, to:

Kevin Lanoha

Qwest Services Corporation

1801 California Street, Suite 900

Denver, CO 80202

Facsimile: 303-383-6663

Steve Hansen

Vice President, Carrier Relations

Qwest Services Corporation

1801 California Street, Suite 2400

Denver, CO 80202

Facsimile: 303-896-8887

With a copy to:

Timothy R. Beyer

Amy L. Benson

Brownstein, Hyatt & Farber, P.C.

410 17th Street, 22nd Floor

Denver, CO 80202

Facsimile: 303-223-1111

If US LEC, to:

Thomas Gooley

Vice President and Treasurer

US LEC

6801 Morrison Boulevard

Charlotte, NC 28211

Facsimile: (704) 602-1133

Terry J. Romine

Deputy General Counsel – Regulatory

US LEC

6801 Morrison Boulevard

Charlotte, NC 28211

Facsimile: (704) 602-1119

With a copy to:

Ky E. Kirby

Bingham McCutchen LLP

3000 K Street NW, Suite 300

Washington, DC 20007

Facsimile: (202) 424-7647

13.	No Waiver

No failure or delay on the part of any Party in exercising any right, remedy, power, or privilege under this Settlement Agreement shall operate as a waiver thereof or of any other right, remedy, power, or privilege of such Party under this Settlement Agreement; nor shall any single or partial exercise of any right, remedy, power, or privilege under this Settlement Agreement operate as a waiver thereof or of any other right, remedy, power, or privilege of such Party under this Settlement Agreement, or preclude further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges of the Parties under this Settlement Agreement are cumulative, and not exclusive of any rights or remedies that they may otherwise have.

14.	Modifications

No modification of this Settlement Agreement shall be effective unless in writing and signed by the Parties to this Settlement Agreement.

15.	Joint Preparation

The preparation of this Settlement Agreement has been a joint effort of the Parties and the resulting document shall not, solely as a matter of judicial construction, be construed more favorably for any of the Parties.

16.	Merger and Integration

This Settlement Agreement, together with the Wholesale Services Agreement described in paragraph 2 and the Intrastate Wireless-Originated 8YY Services Settlement Agreement between US LEC and Qwest described in paragraph 3(c) (collectively the “Settlement Documents”), contain the entire agreement between the Parties and embody and express the entire intent of the Parties with regard to the matters set forth therein, and shall be binding and inure to the benefit of the employees, former employees, principals, partners, shareholders, officers, contractors, administrators, agents, personal representatives, successors, and assigns of each Party. There are no representations or warranties between the Parties other than those contained within the Settlement Documents related to the matters herein. There also are no representations or warranties between the Parties relating to the future provision or receipt of telecommunication services except as set forth in the Settlement Documents. This Settlement Agreement supersedes, merges, and replaces all prior or contemporaneous understandings, negotiations, offers, promises, representations, contracts and agreements between the Parties, to the extent such prior understandings, negotiations, offers, promises, representations, contracts and agreements are inconsistent with this Settlement Agreement.

17.	Third Party Beneficiaries

The terms and conditions of this Settlement Agreement are not intended to affect or benefit in any way any third parties.

18.	Headings

The headings of the paragraphs in this Settlement Agreement are for convenience and reference only, and shall not affect the meaning or construction of any of the terms or provisions in this Settlement Agreement.

19.	Counterparts

The Parties agree to sign this Settlement Agreement in counterparts.

20.	Faxed Signatures

The Parties agree that faxed signatures are acceptable.

Signature Page – Settlement Agreement

US LEC v. Qwest Communications Corporation

August 4, 2006

I have read this Settlement Agreement, understand the terms used in it and their legal significance, and have executed it voluntarily.

/s/ J. Lyle Patrick
J. Lyle Patrick US LEC Corp. 6801 Morrison Boulevard Charlotte, NC 28211

on behalf of US LEC Corp., US LEC Communications Inc., US LEC of Alabama Inc., US LEC of Florida Inc., US LEC of Georgia Inc., US LEC of Maryland Inc., US LEC of North Carolina Inc., US LEC of South Carolina Inc., US LEC of Pennsylvania Inc., US LEC of Tennessee Inc., and US LEC of Virginia LLC

Signature Page – Settlement Agreement

US LEC v. Qwest Communications Corporation

August 4, 2006

I have read this Settlement Agreement, understand the terms used in it and their legal significance, and have executed it voluntarily.

/s/ Steven Hansen
Steven Hansen
Qwest Services Corporation 1801 California Street, Suite 900 Denver, CO 80202

on behalf of Qwest Communications Corporation